Exhibit 99.1

New River Pharmaceuticals Announces First Quarter 2005 Results

Radford, VA., May 9, 2005 - New River Pharmaceuticals Inc.(New River) (NASDAQ: NRPH) today announced its financial results for the quarter ended April 3, 2005. New River recognized a net loss of $6.7 million, or $0.38 per basic and diluted share, for the fiscal quarter ended April 3, 2005 compared to a net loss of $1.8 million, or $0.15 per basic and diluted share, for the fiscal quarter ended March 28, 2004.

Cash and short-term investment balances were $67.1 million at April 3, 2005. On February 11, 2005, New River received $50 million under the terms of a collaboration with Shire Pharmaceuticals Group plc (LSE: SHP; Nasdaq: SHPGY; TSX: SHQ) with respect to New River’s lead drug under development, NRP104, a conditionally bioreversible derivative of d-amphetamine designed as a treatment for Attention Deficit Hyperactivity Disorder (ADHD).

General and administrative expenses were $3.2 million for the fiscal quarter ended April 3, 2005 compared to $687,000 for the fiscal quarter ended March 28, 2004. The increase in these costs is primarily due to a fee paid to an investment banking firm for managing the process through which we were able to evaluate various partnering alternatives prior to the successful completion of collaboration agreements with Shire, the addition of certain executive positions upon the completion of New River’s initial public offering in August 2004, and a general increase in various other administrative costs associated with New River’s operating as a public company.

Research and development expenses were $3.8 million for the fiscal quarter ended April 3, 2005 compared to $1.1 million for the fiscal quarter ended March 28, 2004. This increase was primarily the result of the continued expansion of New River’s research and development programs and clinical trials associated with NRP104.

"We entered into the collaboration with Shire Pharmaceuticals on NRP104 in January of this year and expect to file an NDA on NRP104 by the end of this year,” said RJ Kirk, Chairman and Chief Executive Officer of New River. “Looking forward we expect IND filings on NRP290 and NRP369 in the second and fourth quarters of 2005 as we continue to develop other drug candidates in our research pipeline."

New River Pharmaceuticals Inc. is a specialty pharmaceutical company focused on developing novel pharmaceuticals that are safer and improved versions of widely-prescribed drugs, including amphetamines and opioids.

For further information on New River, please visit the company’s website at www.nrpharma.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. Words such as "expect(s)," "feel(s)," "believe(s)," "will," "may," "anticipate(s)" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of New River Pharmaceuticals, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in the New River Pharmaceuticals Inc. annual report on Form 10-K filed with the SEC on April 1, 2005; the ability to execute successfully the collaboration with Shire within a reasonable timeframe or at all; the progress of our product development programs; the status of our preclinical and clinical development of potential drugs; the likely success of our drug products in clinical trials and the regulatory approval process, particularly whether and under what circumstances NRP104 will be approved by the FDA; NRP104's efficacy, onset and duration of drug action, ability to improve patients' symptoms, and incidence of adverse events; the ability to develop, manufacture, launch and market NRP104; our projections for future revenues, profitability and ability to achieve certain sales targets; our estimates regarding our capital requirements and our needs for additional financing; the likely scheduling and labeling of NRP104; the likelihood of regulatory approval under Section 505(b)(2) under the Federal Food, Drug, and Cosmetic Act; our ability to develop safer and improved versions of widely-prescribed drugs using our Carrierwave (TM) technology; and our ability to obtain favorable patent claims. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. New River Pharmaceuticals does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to review carefully and consider the various disclosures in New River Pharmaceuticals' annual report on Form 10-K filed with the SEC on April 1, 2005, as well as other public filings with the SEC.

Contacts:

The Ruth Group
John Quirk (investors)
646-536-7029
jquirk@theruthgroup.com

Zack Kubow (media)
646-536-7020
zkubow@theruthgroup.com

NEW RIVER PHARMACEUTICALS INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
Fiscal quarters ended April 3, 2005 and March 28, 2004

	Three months ended
	April 3, 2005	March 28, 2004
	(Unaudited)
SALES, NET	$—	$—
OPERATING COSTS AND EXPENSES:
Selling, general, and administrative	3,175,281	686,658
Research and development	3,784,215	1,108,258
Depreciation and amortization of property and equipment	35,180	30,543
Total operating expenses	6,994,676	1,825,459
Operating loss	(6,994,676)	(1,825,459)

OTHER INCOME (EXPENSE):
Interest expense	—	(8,455)
Interest income	322,444	541
Total other income (expense), net	322,444	(7,914)
Net loss	$(6,672,232)	$(1,833,373)
NET LOSS PER SHARE:
Basic and diluted	$(0.38)	$(0.15)

NEW RIVER PHARMACEUTICALS INC.
AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
April 3, 2005 and January 2, 2005

ASSETS	April 3, 2005	January 2, 2005
CURRENT ASSETS:	(Unaudited)
Cash and cash equivalents	$14,600,027	$4,018,556
Short-term investments	52,479,724	21,174,747
Prepaid expenses	220,718	315,644
Total current assets	67,300,469	25,508,947
PROPERTY AND EQUIPMENT:
Leasehold improvements	94,609	76,860
Machinery and equipment	723,766	686,895
	818,375	763,755
Less accumulated depreciation and amortization	538,070	502,890
Property and equipment, net	280,305	260,865
Total assets	$67,580,774	$25,769,812

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$665,348	$701,175
Unpaid and accrued research and development expenses	1,408,294	2,100,421
Accrued compensation	461,793	1,506,413
Due to affiliates	141,922	76,920
Total current liabilities	2,677,357	4,384,929

Accrued stock-based compensation	14,311	—
Deferred revenue	50,000,000	—
Total liabilities	52,691,668	4,384,929

SHAREHOLDERS’ EQUITY:
Preferred stock, par value $0.001 per share.
Authorized 25,000,000 shares; none issued and outstanding	—	—
Common stock, par value $0.001 per share.
Authorized 150,000,000 shares; issued and outstanding 17,830,204 shares at April 3, 2005 and 17,774,554 shares at January 2, 2005	17,831	17,775
Additional paid-in capital	61,522,429	61,346,030
Accumulated deficit	(46,651,154)	(39,978,922)
Total shareholders’ equity	14,889,106	21,384,883
Commitments and contingencies
Total liabilities and shareholders’ equity	$67,580,774	$25,769,812